Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based upon and should be read in conjunction with historical consolidated financial statements and related notes of TETRA Technologies, Inc. (TETRA) and Greywolf Production Systems Inc. and its subsidiaries 1554531 Alberta Ltd. and GPS Limited (collectively, GPS Inc.). TETRA, through its wholly owned subsidiaries TETRA Production Testing Services, LLC, Greywolf Energy Services Ltd., and TETRA Acquisition Sub, Inc., acquired substantially all of the equipment assets and operations of GPS Inc. on July 31, 2012.  The historical financial information for GPS Inc. used in the unaudited pro forma condensed combined financial statements has been converted to United States dollars and presented in accordance with United States GAAP, which did not differ from Canadian GAAP.

The following unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of TETRA and its subsidiaries and the historical consolidated balance sheet of GPS Inc. and its subsidiaries giving effect to the purchase as if it had occurred on March 31, 2012 as an acquisition by TETRA of substantially all of the equipment assets and operations of GPS Inc. using the purchase method of accounting and giving effect to certain adjustments that are attributable to the acquisition and which are described below and in the accompanying notes to the following unaudited pro forma condensed combined financial statements. The allocation of the purchase price to the acquired assets is preliminary and subject to the potential identification of additional assets and contingencies or revisions to the fair value calculations.  Accordingly, upon final allocation of the purchase price to the acquired assets, it is possible that the fair values of assets acquired and liabilities assumed could differ from those presented in the unaudited pro forma condensed combined financial statements and such differences could be material.

The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2012, and the year ended December 31, 2011, combine the historical consolidated statements of operations of TETRA and its subsidiaries and the historical consolidated statements of operations of GPS Inc. and its subsidiaries giving effect to the purchase as if it had become effective at January 1, 2011 as an acquisition using the purchase method of accounting and giving effect to certain adjustments that are directly attributable to the acquisition and will have a continuing impact and which are described below and in the accompanying notes to the following unaudited pro forma condensed combined financial statements. Certain items within GPS Inc. financial statements have been reclassified to conform to TETRA’s financial statement presentation.

The pro forma adjustments are based upon available information and assumptions that TETRA’s management believes are reasonable. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the notes accompanying those statements. The companies may have performed differently had they been combined.  The unaudited pro forma condensed combined financial statements are not necessarily indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the purchase. The unaudited pro forma condensed combined financial statements should be read in conjunction with the consolidated financial statements of TETRA and GPS Inc., including the notes accompanying them.

The unaudited pro forma condensed combined financial statements were prepared based on the following assumptions:

•         TETRA acquired substantially all of the equipment assets and operations of GPS Inc. for approximately $55.5 million cash.  A portion of this cash was used to repay GPS Inc.’s outstanding debt, which approximated $1.9 million at March 31, 2012 and $1.4 million at July 31, 2012. The consideration was funded by TETRA using a portion of existing cash balances and the borrowing of $38.0 million under TETRA’s existing bank credit facility.

•         The unaudited pro forma balance sheet has been prepared as if the purchase occurred on March 31, 2012. The unaudited pro forma statements of operations have been prepared as if the purchase occurred on January 1, 2011.

•         GPS Inc. used a declining balance method of depreciation compared to TETRA’s straight line method of depreciation, and generally used shorter useful lives compared to how similar assets are depreciated by TETRA.  As a result, the unaudited pro forma financial statements reflect an allocated purchase price for the fair value of the acquired equipment assets of GPS Inc. in excess of their historical net book value, and reflect net decreased depreciation expense on these acquired assets.

TETRA Technologies, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2012

	TETRA	GPS Inc.	Pro Forma		Combined
	Historical	Historical	Adjustments		Pro Forma
	(In Thousands)

ASSETS
Current assets:
Cash and cash equivalents	$121,399	$–	$(55,500)	(a)	$103,447
			38,000	(a)
			(452)	(a)
Restricted cash	5,566	–	–		5,566
Trade accounts receivable, net	164,169	12,888	(12,888)	(a)	164,169
Inventories	104,230	–	–		104,230
Deferred tax asset	39,727	–	–		39,727
Oil and gas properties held for sale	48	–	–		48
Prepaid expenses and other current assets	29,429	150	(150)	(a)	29,429
Total current assets	464,568	13,038	(30,990)		446,616

Net property, plant, and equipment	554,889	13,255	4,113	(a)	572,257

Other assets:
Goodwill	130,464	–	34,632	(a)	165,096
Patents, trademarks and other intangible assets, net	34,144	–	3,500	(a)	37,644
Deferred tax assets	76	–	–		76
Other assets	35,105	1,386	(1,386)	(a)	35,105
Total other assets	199,789	1,386	36,746		237,921
Total assets	$1,219,246	$27,679	$9,869		$1,256,794

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$47,924	$4,555	$(4,555)	(a)	$47,924
Accrued liabilities	90,669	10,113	(10,113)	(a)	90,669
Decommissioning and other asset retirement obligations, net	94,204	–	–		94,204
Total current liabilities	232,797	14,668	(14,668)		232,797

Long-term debt, net	305,000	350	(350)	(a)	343,000
			38,000	(a)
Deferred income taxes	55,329	809	(809)	(a)	55,329
Decommissioning and other asset retirement obligations, net	32,640	–	–		32,640
Other liabilities	17,711	–	–		17,711
Total long-term liabilities	410,680	1,159	36,841		448,680

Equity:
Total TETRA stockholders' equity	534,478	10,414	(10,414)	(a)	534,026
			(452)	(a)
Noncontrolling interests	41,291	1,438	(1,438)	(a)	41,291
Total equity	575,769	11,852	(12,304)	(a)	575,317
Total liabilities and equity	$1,219,246	$27,679	$9,869		$1,256,794

TETRA Technologies, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2011

	TETRA	GPS Inc.	Pro Forma		Combined
	Historical	Historical (*)	Adjustments		Pro Forma
	(In Thousands)

Revenues:
Product sales	$329,489	$–	$–		$329,489
Services and rentals	515,786	49,944	–		565,730
Total revenues	845,275	49,944	–		895,219

Cost of revenues:
Cost of product sales	306,953	–	–		306,953
Cost of services and rentals	337,235	34,400	–		371,635
Depreciation, depletion, amortization, and accretion	94,839	3,353	287	(b)	97,139
			(1,340)	(e)
Impairments of long-lived assets	15,738				15,738
Total cost of revenues	754,765	37,753	(1,053)		791,465
Gross profit	90,510	12,191	1,053		103,754

General and administrative expense	113,273	6,897	–		120,170
Interest expense, net	16,439	503	(503)	(c)	17,274
			835	(d)
Gain (loss) on sales of assets	58,674	(31)	–		58,643
Other income (expense), net	(13,239)	–	–		(13,239)
Income before taxes and discontinued operations	6,233	4,760	721		11,714
Provision for income taxes	751	1,279	640	(f)	2,670
Income from continuing operations	5,482	3,481	81		9,044
Less: income attributable to noncontrolling interest	(1,271)	(549)	549	(g)	(1,271)
Net income from continuing operations attributable to TETRA stockholders	$4,211	$2,932	$630		$7,773

Net income per common share attributable to TETRA stockholders
Basic	$0.05				$0.10
Diluted	0.05				0.10

Average shares outstanding	76,616				76,616
Average diluted shares outstanding	77,991				77,991

(*) GPS Inc.’s Historical fiscal year ended September 30, 2011 is presented. See Note 1.

TETRA Technologies, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Month Period Ended March 31, 2012

	TETRA	GPS Inc.	Pro Forma		Combined
	Historical	Historical	Adjustments		Pro Forma
	(In Thousands)

Revenues:
Product sales	$67,229	$–	$–		$67,229
Services and rentals	113,567	16,011	–		129,578
Total revenues	180,796	16,011	–		196,807

Cost of revenues:
Cost of product sales	50,490	–	–		50,490
Cost of services and rentals	80,578	10,420	–		90,998
Depreciation, depletion, amortization, and accretion	17,333	760	78	(b)	17,921
			(250)	(e)
Total cost of revenues	148,401	11,180	(172)		159,409
Gross profit	32,395	4,831	172		37,398

General and administrative expense	30,891	719	–		31,610
Interest expense, net	4,151	105	(105)	(c)	4,360
			209	(d)
Other income (expense), net	4,399	(39)	–		4,360
Income before taxes and discontinued operations	1,752	3,968	68		5,788
Provision for income taxes	604	1,171	262	(f)	2,037
Income from continuing operations	1,148	2,797	(194)		3,751
Less: income attributable to noncontrolling interest	(466)	(452)	452	(g)	(466)
Net income from continuing operations attributable to TETRA stockholders	$682	$2,345	$258		$3,285

Net income per common share attributable to TETRA stockholders
Basic	$0.01				$0.04
Diluted	0.01				0.04

Average shares outstanding	77,069				77,069
Average diluted shares outstanding	78,281				78,281

TETRA Technologies, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.         BASIS OF PRESENTATION

The accompanying unaudited pro forma balance sheet and statements of operations present the pro forma effects of the purchase. The balance sheet is presented as though the purchase occurred on March 31, 2012. The statements of operations are presented as though the purchase occurred on January 1, 2011, and include the results of operations of GPS Inc. for their fiscal year ended September 30, 2011.  The historical financial information for GPS Inc. for the fiscal year ended September 30, 2011 includes the impact of $3.65 million of nonrecurring bonus expense.

2.         METHOD OF ACCOUNTING FOR THE PURCHASE

TETRA will account for the purchase using the purchase method of accounting for business combinations.

The purchase method of accounting requires that GPS Inc.’s assets and liabilities assumed by TETRA be recorded at their estimated fair values. The purchase price of GPS Inc.’s net assets will be based on the total cash value paid by TETRA, approximately $55.5 million.  At July 31, 2012, the purchase price was allocated as follows: $17.7 million to equipment and other fixed assets, $3.5 million to identified intangible assets, and $34.3 million to goodwill.  These values differ from the pro forma balance sheet values due primarily to depreciation and additional equipment assets acquired by GPS, Inc. subsequent to March 31, 2012.

3.         TRANSLATION OF GPS INC.’S HISTORICAL FINANCIAL STATEMENTS TO U.S. DOLLARS

            The unaudited pro-forma condensed combined financial statements are presented in U.S. dollars, and accordingly, financial information of GPS Inc. used to prepare the unaudited pro forma condensed combined financial statements was translated from Canadian dollars (C$) to U.S. dollars ($) using the following exchange rates:

Balance sheet as of March 31, 2012	Closing Rate	C$1 = US$1.0027
Statement of operations for the year ended December 31, 2011	Average Rate	C$1 = US$1.0115
Statement of operations for the three months ended March 31, 2012	Average Rate	C$1 = US$0.9977

4.         PRO FORMA ADJUSTMENTS RELATED TO THE PURCHASE

The unaudited pro forma balance sheet includes the following adjustments:

(a)  This entry records the purchase of substantially all of the equipment assets and operations of GPS Inc. in exchange for approximately $55.5 million in cash. Approximately $1.4 million of this purchase price was applied to retire the associated notes payable of GPS Inc.  The purchased assets did not include working capital.  Such amount was funded from TETRA’s available cash and from $38.0 million of borrowings under TETRA’s existing bank line of credit facility. The allocation of the purchase price to the acquired assets is preliminary and subject to the potential identification of additional assets and contingencies or revisions to the fair value calculations. The preliminary allocation of this consideration to assets and liabilities includes the following:

−      Approximately $3.5 million of intangible assets separable from goodwill related to customer relationships and other intangible assets with useful lives ranging from four to fifteen years.

−      The fair value of GPS Inc. property and equipment assets was determined to be approximately $4.1 million higher than its book value at March 31, 2012.

−      Outside of the intangible assets and property and equipment assets noted, no other assets or liabilities were purchased or assumed in the transaction.

−      Goodwill of approximately $34.6 million was recorded and reflects GPS Inc.’s significant strategic value to TETRA, the existing assembled GPS Inc. workforce and the synergies with TETRA’s existing businesses.

−      Approximately $0.5 million of transaction costs were incurred and expensed in conjunction with the purchase.

The unaudited pro forma statements of operations include the following adjustments:

(b)  This adjustment records the amortization of intangible assets recorded as part of the purchase based on the preliminary allocation of the purchase price and amortization periods of identified intangible assets.

(c)  This adjustment reduces interest expense to reflect the payoff of all GPS Inc. debt balances upon purchase.

(d)  This adjustment records additional interest expense related to TETRA’s borrowing of $38.0 million under its existing bank line of credit facility to fund a portion of the purchase price as if the borrowing had occurred on January 1, 2011.  The interest rate used for this adjustment was equal to the actual rate of the borrowing at closing, which was 2.1971%.  A change in the variable interest rate of one eighth of one percent would change annual interest expense by $47,500.

(e)  This adjustment relates to the changes in depreciation methodology and is based on the preliminary allocation of the purchase price to the depreciable equipment assets.  The majority of the acquired equipment assets were assigned a ten year useful life by TETRA.

(f)   This adjustment records the income tax impact of the purchase, using the pro forma consolidated statutory income tax rates in effect during the applicable periods.